Exhibit 4.1

BADGER METER, INC.

CERTIFICATE OF ADJUSTMENT

I, Richard E. Johnson, Senior Vice President-Finance, and Chief Financial Officer of Badger Meter, Inc., a Wisconsin corporation (the “Company”), in accordance with Section 12 of the Rights Agreement, dated as of February 15, 2008 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, a New York corporation (the “Rights Agent”), DO HEREBY CERTIFY:

1.  That on August 12, 2016 the Board of Directors of the Company approved a stock split to be effected in the form of a 100% stock dividend on all of the issued and outstanding shares of common stock of the Company (the “Common Stock”), payable on September 15, 2016 to holders of record as of the close of business on August 31, 2016 (the “Record Date”).

2.  That Section 11(a) of the Rights Agreement provides that the Purchase Price (as defined in the Rights Agreement) shall be proportionally adjusted as set forth in such Section in the event the Company subdivides the outstanding shares of Common Stock.

3.  That, pursuant to said Section 11(a) of the Rights Agreement, the Purchase Price for each share of Common Stock pursuant to the exercise of Rights (as defined in the Rights Agreement) shall be $100.00 effective as of the Record Date, subject to further adjustment as set forth in the Rights Agreement.

4.  That Section 11(i) of the Rights Agreement provides that the number of Rights associated with each share of Common Stock may be adjusted in lieu of any adjustment in the number of Common Stock purchasable upon the exercise of a Right in the event the Company declares a dividend on the Common Stock payable in Common Stock prior to the Distribution Date or Shares Acquisition Date (both, as defined in the Rights Agreement).

5.  That neither the Distribution Date nor the Shares Acquisition Date has occurred.

6.  That, pursuant to Section 11(i) of the Rights Agreement, the number of Rights associated with each share of Common Stock outstanding on the Record Date, or issued or delivered thereafter prior to the Distribution Date, shall remain the same so that on and after the Payment Date, one Right is associated with each share of Common Stock issued and outstanding.

7.  That this Certificate is being delivered to the Rights Agent and being filed with each transfer agent for the Common Stock in accordance with Section 12 of the Rights Agreement.

IN WITNESS WHEREOF, I have executed this Certificate on behalf of the Company and do affirm the foregoing as true as of the 25th day of August, 2016.

/s/ Richard E. Johnson
Richard E. Johnson
Senior Vice President-Finance, Chief Financial Officer

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